UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report — April 8, 2005

(Date of earliest event reported)

PENN NATIONAL GAMING, INC.

 (Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

825 Berkshire Blvd., Suite 200, Wyomissing Professional Center, Wyomissing, PA 19610
(Address of principal executive offices)		(Zip Code)

Area Code (610) 373-2400
(Registrant’s telephone number)

Item 1.01       Entry into a Material Definitive Agreement.

In connection with the expiration of its lease, Penn National Gaming, Inc. (the “Company”) extended the lease by entering into an Amended and Restated Lease Agreement for 10,145 square feet located at 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19160 for its executive offices, dated April 5, 2005, between the Company and Wyomissing Professional Center III, Limited Partnership.  The lease expires in March 2012.  The initial lease payment is $11,413.13 per month.  The lease payment will increase pursuant to the terms of the lease.  The Company also entered into a new Lease Agreement for 5,500 square feet located on the ground floor at 875 Berkshire Blvd., Wyomissing, Pennsylvania 19160, dated April 5, 2005, between the Company and Wyomissing Professional Center, Inc.  The leased premises will be used for additional office space and for temporary offices during renovation of the Company’s primary offices.  The lease expires in April 2008, but the Company may extend the lease for one period of five years.  The initial lease payment is $5,729.17 per month.  The lease payment will increase pursuant to the terms of the lease.  The office buildings are owned by an affiliate of Peter M. Carlino, the Company’s Chairman and Chief Executive Officer.  Based on its research, the Company believes that the lease terms of both leases are not less favorable than lease terms available from an unaffiliated third party.

On April 5, 2005, the Company entered into a Letter Agreement for the Construction of Certain Improvements (the “Letter Agreement”) with CDG Commercial Builders, Inc. in the amount of $77,582.45 for the construction of improvements to the Company’s leased premises at 855 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610.  Such improvements include materials, labor and permits for the installation of an emergency generator.  CDG Commercial Builders, Inc. is owned by an affiliate of Peter M. Carlino, the Company’s Chairman and Chief Executive Officer.  The Company paid CDG Commercial Builders, Inc. $27,500 at the execution of the Letter Agreement and will pay $27,500 on May 1, 2005 and then $22,582.45 upon a successful test run of the generator equipment.  The Company believes that the terms of the Letter Agreement are not less favorable than the terms that could have been obtained from an unaffiliated third party.

Item 8.01       Other Events.

On April 4, 2005, the Company paid $160.0 million of principal on the Term Loan D Facility due September 2007, which constituted payment in full of the Term Loan D of the senior credit facility.

Item 9.01       Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

10.1	Amendment and Restated Lease Agreement, dated April 5,
2005.
10.2	Lease Agreement, dated April 5, 2005.
10.3	Letter Agreement for the Construction of Certain Improvements, dated April 5, 2005.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 8, 2005	Penn National Gaming, Inc.

	By:	/s/ Robert S. Ippolito
Robert S. Ippolito
Vice President, Secretary and Treasurer